UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 22, 2011

SOHU.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30961	98-0204667
(State or other jurisdiction Of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Level 15, Sohu.com Internet Plaza

No. 1 Unit Zhongguancun East Road, Haidian District

Beijing 100084

People’s Republic of China

(011) 8610-6272-6666

(Address, including zip code, of registrant’s principal executive offices and registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 22, 2011, Changyou.com Limited (“Changyou”), the registrant’s independently listed online gaming subsidiary, entered into a definitive agreement under which Changyou will, through its subsidiaries and one of its variable interest entities, acquire 68.258% of the equity interests in Shenzhen 7Road Technology Co., Ltd. and certain of its affiliates (“7Road”), which are engaged in Web-based game development in China. The purchase price will consist of fixed cash consideration of approximately $68.3 million and additional variable cash consideration of up to a maximum of US$32.8 million, contingent upon the achievement of specified performance milestones through December 31, 2012.

Upon closing, four of the founding shareholders of 7Road, who are also existing members of management, will continue to hold 31.742% of the equity interests in 7Road and each will enter into an employment agreement and a non-competition agreement with 7Road to continue their current posts. Changyou will have the right to designate three of the five directors of 7Road, including the chairman of the board. Under the definitive agreement, if 7Road achieves specified performance milestones through December 31, 2013 but there has not been an initial public offering by 7Road, then the founding shareholders will have a right to sell all or a portion of their equity interests in 7Road to Changyou, with the redemption price to be determined based on 7Road’s net income at the time. Changyou expects to complete the acquisition by June 30, 2011, subject to regulatory approvals and other customary conditions specified in the definitive agreement.

Item 2.02 Results of Operations and Financial Condition.

On April 25, 2011, the registrant announced its unaudited financial results for the first quarter ended March 31, 2011. A copy of the press release issued by the registrant regarding the foregoing is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release dated April 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: April 26, 2011	SOHU.COM INC.

	By:	/S/ CAROL YU
Carol Yu
Co-President and Chief Financial Officer